Exhibit 5.1

DURHAM JONES & PINEGAR, P.C. 111 South Main Street, Suite 2400 Salt Lake City, Utah 84111 801.415.3000 801.415.3500 Fax www.djplaw.com

March 12, 2020

Board of Directors

Dynatronics Corporation

7030 Park Centre Dr.

Cottonwood Heights, Utah 84121

Re:	Registration Statement on Form S-3 (File No. 333-224930), as amended and supplemented; Shares of Common Stock, no par value per share, having an aggregate offering price of up to $10,000,000

Ladies and Gentlemen:

We are acting as counsel to Dynatronics Corporation, a Utah corporation (the “Company”), in connection with the issuance and sale of up to $10,000,000 of shares of common stock, no par value per share, of the Company (the “Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the Equity Distribution Agreement, dated March 12, 2020 (the “Agreement”), between the Company, on the one hand, and Canaccord Genuity LLC and Roth Capital Partners, LLC, as sales agents, on the other hand. The offering of the Shares by the Company is being made pursuant to its registration on Form S-3, as amended (No. 333-224930) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on May 15, 2018, the accompanying prospectus dated May 23, 2018 (the “Base Prospectus”) that forms a part thereof and the prospectus supplement dated March 12, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

Dynatronics Corporation

March 12, 2020

This opinion letter is based as to matters of law solely on the Utah Revised Business Corporation Act, as amended. We express no opinion herein as to other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (1) execution and delivery by the Company of the Agreement, (2) issuance of the Shares pursuant to the terms of the Agreement, and (3) receipt by the Company of the consideration for the Shares specified from time to time in resolutions of the Board of Directors (or an authorized committee thereof), the Shares will be validly issued, fully paid and nonassessable

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Durham Jones & Pinegar, P.C.